Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP Corporate Finance & Treasurer
(410) 568-1592

SINCLAIR DECLARES COMMON STOCK DIVIDEND FOR FIRST TIME

Determines Not To Make Additional Investments in Summa

BALTIMORE (May 13, 2004) – Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that its Board of Directors has declared a quarterly cash dividend of $0.025 per share on the Company’s Class A and Class B common stock.  The dividends are payable on July 15, 2004, to the holders of record at the close of business on July 1, 2004.

“We are proud to announce that for the first time in our Company’s history, we have declared a dividend on our common stock,” commented Mr. Smith, CEO and President of Sinclair.  “We recognize that we are entering that part of our business life cycle where we expect to generate significant amounts of cash flow.  Recently, we announced that we had used $25 million to repay debt, saving the Company about $900 thousand in annualized interest costs.  We also announced the designation of additional amounts to reinvest in return-generating capital projects at our television stations.  Now, we are excited to announce that a portion of our cash flow will be returned to our shareholders in the form of a quarterly dividend.  As always, we will continue to evaluate other uses of our free cash, including further debt repayment, share repurchases, and acquisitions of assets.”

Additionally, the Board of Directors voted and determined today that it will not make further investments in Summa Holdings, Ltd., a holding company which owns automobile dealerships and a leasing company located in the mid-Atlantic region.  David Smith recused himself from the vote.

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group includes FOX, WB, ABC, CBS, NBC, and UPN affiliates and reaches approximately 24.0% of all U.S. television households.  For more information, please visit Sinclair’s website at www.sbgi.net.

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